Third Point Re Shareholders Approve Issuance of Shares and Sirius Group Shareholders Approve Merger

Hamilton, Bermuda, November 24, 2020 – Third Point Reinsurance Ltd. (NYSE: TPRE) (“Third Point Re”), a specialty reinsurer, and Sirius International Insurance Group, Ltd. (Nasdaq: SG) (“Sirius Group”), a global multi-line insurer and reinsurer, announced that at their respective special general meetings of shareholders held on November 23, 2020, Third Point Re and Sirius Group shareholders voted to approve all proposals required to complete the combination of Third Point Re and Sirius Group pursuant to the previously announced Agreement and Plan of Merger, dated as of August 6, 2020 (the “Merger Agreement”), by and among Third Point Re, Sirius Group and Yoga Merger Sub Limited.
Dan Malloy, Third Point Re’s CEO, stated, “We are very pleased that shareholders have approved the merger, the associated Dan Loeb equity issuance, and seven of eight of the proposed bye-law changes. These approvals keep us on track to close the transaction in line with the previously announced target of the first quarter of 2021.”

At the Third Point Re special general meeting, the Third Point Re shareholders approved a number of proposals relating to the transaction, including:
•the issuance of Third Point Re common shares to Sirius Group shareholders in connection with the closing of the transaction;
•the issuance of Third Point Re common shares to Daniel S. Loeb pursuant to an equity commitment letter;
•amendments to Third Point Re’s Amended & Restated Bye-laws (the “Bye-laws”); and
•the change of Third Point Re’s name to “SiriusPoint Ltd.” upon consummation of the transaction.

The only proposal that Third Point Re shareholders did not approve related to amending the Bye-laws to remove the requirement that certain historical investors consent to amendments to the Bye-laws that have a material adverse effect on that investor. While this proposal received an affirmative vote from a majority of all outstanding Third Point Re shares, it did not meet the required threshold of 66.67% of all outstanding Third Point Re shares. The non-approval of this proposal will not impact the merger with Sirius Group or have an impact on the business.
Third Point Re and Sirius Group anticipate that the transaction will be completed during the first quarter of 2021, subject to the satisfaction or waiver of all closing conditions.
The final vote results on the proposals voted on at the Third Point Re special general meeting and the Sirius Group special general meeting will be set forth in separate Form 8-Ks filed by each of Third Point Re and Sirius Group, following final certification by each company’s inspector of elections.

About Third Point Re
Third Point Re is a public company listed on the New York Stock Exchange which, through its wholly-owned subsidiaries Third Point Reinsurance Company Ltd. and Third Point Reinsurance (USA) Ltd., writes property and casualty reinsurance business. Third Point Reinsurance Company Ltd. and Third Point Reinsurance (USA) Ltd. each have an "A-" (Excellent) financial strength rating from A.M. Best Company, Inc.
About Sirius Group
Sirius Group, with $2.5 billion of total capital and roots dating back to 1945, is a global multi-line (re)insurer headquartered in Bermuda with a unique global branch network, including offices in Stockholm, New York and London. Sirius Group provides a fully diversified set of tailored risk products to clients in approximately 150 countries, including health and travel products to consumers through its two managing general underwriters, ArmadaCare and International Medical Group. Sirius Group has been publicly traded on Nasdaq since November 2018. You can learn more by visiting www.siriusgroup.com.
Where to Find Additional Information
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication may be deemed to be solicitation material in respect of the Merger. In connection with the Merger, Third Point Re filed with the SEC on October 23, 2020 a final joint proxy statement/prospectus ("Joint Proxy Statement/Prospectus"), which was declared effective by the SEC, and each of Third Point Re and Sirius Group may be filing with the SEC other documents regarding the Merger. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS, BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the Joint Proxy Statement/Prospectus and other documents filed by Third Point Re and Sirius Group with the SEC at http://www.sec.gov. Free copies of the Joint Proxy Statement/Prospectus and each company’s other filings with the SEC may also be obtained from the respective companies. Free copies of documents filed with the SEC by Third Point Re will be made available free of charge on Third Point Re’s investor relations website at https://www.thirdpointre.com/investors/. Free copies of documents filed with the SEC by Sirius Group will be made available free of charge on Sirius Group’s investor relations website at https://ir.siriusgroup.com/.
Forward-Looking Statements
Information set forth in this communication, including financial estimates and statements as to the expected timing, completion and effects of the proposed merger between Third Point Re and Sirius Group, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These estimates and statements are subject to risks and uncertainties, and actual results might differ materially. Such estimates and statements include, but are not limited to, statements about the benefits of the merger, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the management of Third Point Re and Sirius Group and are subject to significant risks and uncertainties outside of our control. Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements are the following: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (2) the risk that the necessary regulatory approvals may not be obtained or may be obtained subject to conditions that are not anticipated, (3) risks that any of the closing conditions to the proposed merger may not be satisfied in a timely manner, and (4) the risk that SiriusPoint may not achieve the expected benefits of the transaction. Discussions of additional risks and uncertainties are contained in Third Point Re’s and Sirius Group’s filings with the Securities and Exchange Commission. Neither Third Point Re nor Sirius Group is under any obligation, and each expressly disclaims any obligation, to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise. Persons reading this announcement are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof.

Contact Us

For Third Point Re

Media
Mairi Mallon
Rein4ce
mairi.mallon@rein4ce.co.uk
+44 7843 067533

Investors
Christopher S. Coleman – Chief Financial Officer
+1 (441) 542-3333
investorrelations@thirdpointre.bm

For Sirius Group

Lynda Caravello
lynda.caravello@SiriusGroup.com

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